Exhibit 5.6

BRIOL & ASSOCIATES, PLLC

A PROFESSIONAL LIMITED LIABILITY COMPANY

ATTORNEYS AT LAW

3700 IDS CENTER

80 SOUTH EIGHTH STREET

MINNEAPOLIS, MINNESOTA 55402

www.briollaw.com

May 1, 2014

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Re:	Pinnacle Entertainment, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Casino Magic, LLC, a Minnesota limited liability company, in connection with the filing by Pinnacle Entertainment, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by Pinnacle of $850 million aggregate principal amount of its new 6.375% Senior Notes due 2021 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 6.375% Senior Notes due 2021 (the “Old Notes” and, collectively with the New Notes, the “Notes”) under the Indenture dated as of August 5, 2013 between PNK Finance Corp. and the Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), as supplemented by that Supplemental Indenture dated as of August 13, 2013 by and among the Company, the subsidiary guarantors named therein, and the Trustee (such Indenture, as supplemented, the “Indenture”).

The New Notes will be guaranteed (the “New Guarantees”) by the Guarantors (as defined in the Indenture), including Casino Magic, LLC (the “Minnesota Guarantor”). The New Notes, upon issuance, will be, and the New Guarantees are, governed by the Indenture. This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the Registration Statement and the Prospectus, the forms of the Indenture and Notes (including the New Guarantees) and the Notation of Guaranty to evidence the New Guarantees (the “Notation of Guaranty”), and such other corporate proceedings, documents and matters, each as amended to date, of the Minnesota Guarantor, and such other corporate proceedings, documents and matters as we have deemed necessary or appropriate as a basis for this opinion.

Pinnacle Entertainment, Inc.

May 1, 2014

Without limiting the generality of the foregoing, in our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied upon, without independent verification, the accuracy and completeness of certificates or comparable documents of public officials and certificates and the oral or written statements and factual representations of officers, directors, and other representatives of the Company, the Minnesota Guarantor, and others.

Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that that the Supplemental Indenture has been duly authorized, executed and delivered by the Minnesota Guarantor and that the New Guarantees and the execution and delivery of the Notation of Guaranty have been duly authorized by the Minnesota Guarantor.

The opinions set forth herein are expressly limited to the laws of the State of Minnesota, and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect, on any of the matters covered herein, of any other laws, including any federal securities laws, or any state securities or “blue sky” laws or regulations.

We consent to your filing this opinion as an exhibit to the Registration Statement, and, if required by the rules of the Commission, to the use of our name under the caption “Legal matters” in the Prospectus. We also consent to reliance on this opinion by Irell & Manella LLP. In giving such consents, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Briol & Associates, PLLC

For the Firm